EXHIBIT 22

                           SUBSIDIARIES OF REGISTRANT

Name                              Place of Incorporation or Organization

FNTN International, Inc.,         Cayman Islands
 a limited duration company

Guangzhou eTrend Technology Ltd.  Guangzhou Province, People's Republic of China